Exhibit 4.6

SECOND AMENDMENT TO THE

HYPERCOM CORPORATION

NONEMPLOYEE DIRECTORS’ STOCK OPTION PLAN

(EFFECTIVE JANUARY 1, 2009)

WHEREAS, Hypercom Corporation (the “Company”) has adopted and currently maintains the Hypercom Corporation Nonemployee Directors’ Stock Option (the “Plan”) on behalf of its Nonemployee Directors;

WHEREAS, Section 7.1 of the Plan provides that the Committee may amend the Plan at any time;

WHEREAS, the Plan has been amended on one occasion;

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), which became effective as of January 1, 2005, applies to the Plan and awards granted under the Plan that do not fit within an exception to Section 409A of the Code;

WHEREAS, the Plan has been and shall continue to be administered in good faith compliance with the requirements of Section 409A of the Code from January 1, 2005 through December 31, 2008; and

WHEREAS, the purpose of this Second Amendment is to satisfy the documentation requirements of Section 409A of the Code which are effective as of January 1, 2009.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, as set forth below:

1. Section 2.1(i) of the Plan is hereby amended by restating clause (ii) in its entirety to read as follows:

(ii) the price as determined by such methods and procedures as may be established from time to time by the Board in compliance with Section 409A of the Code and regulations promulgated thereunder.

2. Section 4.3 of the Plan is hereby amended by adding the following to the end thereof:

Notwithstanding any provision to the contrary, any adjustment, substitution, or exchange made pursuant to this Section 4.3 shall be made in a manner consistent with the requirements of the Section 409A of the Code and the regulations thereunder, to the extent they apply.

3. Article 6 of the Plan is hereby amended by adding the following new Section 6.14 to the end thereof:

6.14 NO EXTENSION. Notwithstanding any provision herein or in any Award Agreement to the contrary, none of the events described in Sections 6.10, 6.11, or 6.13 shall extend the term of any Option granted pursuant to the Plan beyond the end of term for such Option that is set forth in the Plan or in the Option Award Agreement.

4. Article 8 of the Plan is hereby amended by adding the following new Section 8.7 as set out below:

8.7 COMPLIANCE WITH SECTION 409A OF THE CODE. It is the intention of the Company that the Options granted under the Plan qualify for the so-called “stock rights” exception to Section 409A of the Code described in Treas. Reg. § 1.409A-1(b)(5)(B).

5. This Second Amendment shall amend only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its authorized representative on the date set forth below.

Executed this 31st day of December, 2008.

Hypercom Corporation

By:	/s/ Robert Vreeland
Its:	Interim CFO